Exhibit (h)(ii)
[Form of]
AMENDED AND RESTATED ADDENDUM TO FUND PARTICIPATION
AGREEMENT FOR CLASS 2 SHARES (FORMERLY, CLASS B SHARES)
          This ADDENDUM, is dated as of                     , [as amended                     ,] between                      LIFE INSURANCE COMPANY (the “Life Company”), a life insurance company organized under the laws of the State of                     , on behalf of itself and on behalf of VARIABLE ANNUITY ACCOUNT                      (“Variable Account”), a separate account of the Life Company existing pursuant to the laws of the State of                     , and SEASONS SERIES TRUST (the “Trust”), an open-end management investment company established pursuant to the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated October 10, 1995 and filed October 11, 1995 which is composed of the separate investment portfolio(s) of the Trust listed on Schedule A attached hereto (the “Portfolio(s)”).
     WHEREAS, the Trust and the Life Company have entered into a Fund Participation Agreement dated                      (the “Seasons Fund Participation Agreement”); and
     WHEREAS, the Trust has authorized the Life Company to enter into agreements with financial intermediaries to provide compensation to such financial intermediaries for providing services to contract holders who are indirect beneficial owners of Class 2 shares of the Trust (hereinafter referred to either as a “service fee” or “account maintenance fee”); and
     WHEREAS, the Life Company may reallocate all or a portion of its account maintenance fee to such financial intermediaries; and
     WHEREAS, the Trust has adopted a distribution plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the “Act”) with respect to its Class 2 shares (the “12b-1 Pan”) that provides for a service fee that will be used to reimburse the expenditures referenced in the preceding paragraph;
     NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Life Company (on behalf of itself and the Variable Account) and the Trust hereby agree as follows:
     1. The Trust agrees to pay the Life Company a service fee at the end of each month at an annual rate of 15 basis points (.15%) of the average daily net assets attributable to Class 2 shares of the Trust. The parties to this Agreement recognize and agree that the purpose of such service fee is to compensate financial intermediaries, including the Life Company, for providing services to contract holders who are indirect beneficial owners of Class 2 shares of the Trust. The parties to this Agreement further recognize and agree that such services are not intended to relate to the sale, promotion or marketing of the Class 2 shares of the Trust. Nothing herein shall prohibit the Life Company from collecting service fees in any given year, as provided hereunder, in excess of expenditures made during such year to financial intermediaries for the above-referenced purposes.
     2. The Life Company agrees to furnish the Trust, at least quarterly, written reports for presentation to the Board as to amounts expended for services to contract holders who are indirect beneficial owners of Class 2 shares of the Trust and the purposes for which such expenditures were made.
     3. This Addendum shall continue in full force and effect for two years from the date hereof, and shall continue in full force and effect from year to year thereafter if such continuance is approved by the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of Seasons (the “Disinterested Trustees”) as defined in Act, who have no direct or indirect financial interest in the operation of the 12b-1 Plan or any agreement related to it (the “12b-1 Trustees”), in the manner required by the Act.
     4. This Addendum, including any payments made pursuant thereto, shall terminate automatically in the event of its assignment. This Addendum, including any payments made pursuant thereto, shall terminate with respect to a Portfolio:
(1)	at any time, without payment of any penalty, by vote of either the Board, including a majority of the 12b-1 Trustees, or a majority of the outstanding voting securities representing the Class 2 shares of such Portfolio, on not more than 60 days’ written notice; or

(2)	at any time, without payment of any penalty, upon a vote terminating the Rule 12b-1 Plan with respect to such Portfolio by either the Board, including a majority of the 12b-1 Trustees, or a majority of the outstanding voting securities representing the Class 2 shares of such Portfolio, on not more than 60 days’ written notice.
          The termination of the Addendum with respect to any Portfolio shall not affect the continued effectiveness of the Seasons Fund Participation Agreement, or the continued effectiveness of this Addendum with respect to any other Portfolio otherwise subject thereto.
     5. This Addendum shall not be amended to increase materially the amount of the service fee paid to The Life Company pursuant hereto without shareholder approval, and all material amendments to this Addendum shall be approved by vote of the Board, including a majority of the 12b-1 Trustees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AIG SUNAMERICA LIFE ASSURANCE COMPANY

By:
[NAME]
[TITLE]

VARIABLE ANNUITY ACCOUNT ______

BY:	AIG SUNAMERICA LIFE ASSURANCE COMPANY

By:

[NAME]
[TITLE]

SEASONS SERIES TRUST

By:

[NAME]
[TITLE]
Acknowledged and Agreed:
AIG SUNAMERICA CAPITAL SERVICES, INC.

By:		Dated:
[NAME]
[TITLE]

SCHEDULE A
Portfolio(s)
Multi-Managed Growth Portfolio
Multi-Managed Moderate Growth Portfolio
Multi-Managed Income/Equity Portfolio
Multi-Managed Income Portfolio
Asset Allocation: Diversified Growth Portfolio
Stock Portfolio
Large Cap Composite Portfolio
Large Cap Growth Portfolio
Large Cap Value Portfolio
Mid Cap Growth Portfolio
Mid Cap Value Portfolio
Small Cap Portfolio
International Equity Portfolio
Diversified Fixed Income Portfolio
Cash Management Portfolio
Focus Growth Portfolio
Focus Growth and Income Portfolio
Focus TechNet Portfolio
Focus Value Portfolio

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